Exhibit 99.1                                     For Further Information Contact
                                                                 Harry J. Cynkus
                                                                  (404) 888-2922


FOR IMMEDIATE RELEASE

                   ROLLINS REPORTS FIRST QUARTER 2004 RESULTS

Highlights
o        Revenue increased 2.3%.
o        Net Income rose 19.9% to $8.7 million.
o        Cash increased by $38.3 million to $97.9 million.

ATLANTA,  GEORGIA,  April 28, 2004: Rollins,  Inc.  (NYSE:ROL),  a premier North
American consumer services company, today reported first quarter revenues increased 2.3% to $158.7 million for the period ended March 31, 2004 compared to $155.1 million for the prior year quarter.

Net income increased 19.9% to $8.7 million or $0.19 per diluted share for the quarter ended March 31, 2004, compared to $7.3 million or $0.16 per diluted share for the same period in 2003.

The Company's balance sheet reflected the continued strong earnings with cash and short-term investments of $97.9 million, total assets of $363.0 million and stockholders' equity increasing to $147.8 million.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, "We have achieved another quarter of solid performance and our 17th consecutive quarter of increased earnings per share. We are also especially pleased by the momentum created by our new sales and marketing initiatives, as was evidenced by increases in leads and proposals. In addition, our service programs have been complimentary to these initiatives contributing to customer base growth through better customer retention."

"In March we announced that we had signed a definitive purchase agreement with Western Industries to acquire Western Pest Services. We have received FTC approval and expect to close this acquisition at the end of this month. Western Pest Services today ranks as the 8th largest company in the industry and provides pest elimination and prevention to over 130,000 homes and businesses in the eastern United States. We believe Western is one of the premier companies in the industry and look forward to joining forces with this fine team of professionals."

Rollins, Inc. is one of the nation's largest consumer services companies. Through its wholly owned subsidiary, Orkin, Inc., the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.6 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The above release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company's pest and termite process reforms and pest control selling and treatment methods; the Company's ability to identify potential acquisitions; climate and weather trends; competitive factors and pricing practices; the cost reduction benefits of the corporate restructuring may not be as great as expected or eliminated positions may have to be reinstated in the future; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

                         ROLLINS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                 (In thousands)

                                                                                       2004                   2003
At March 31                                                                         (Unaudited)            (Unaudited)
--------------------------------------------------------------------------------------------------------------------------

ASSETS

     Cash and Short-Term Investments                                             $         97,888        $       54,351
     Marketable Securities                                                                      0                     0
     Trade Receivables, Net                                                                45,549                48,204
     Materials and Supplies                                                                10,147                11,188
     Deferred Income Taxes                                                                 20,580                20,088
     Other Current Assets                                                                  10,092                11,533
                                                                                 -----------------       ---------------

       Current Assets                                                                     184,256               145,364

     Equipment and Property, Net                                                           34,618                36,338
     Goodwill and Other Intangible Assets                                                 101,445               106,681
     Deferred Income Taxes                                                                 17,287                43,345
     Other Assets                                                                          25,350                     0
                                                                                 -----------------       ---------------

       Total Assets                                                              $        362,956        $      331,728
                                                                                 =================       ===============

------------------------------------------------------------------------------------------------------------------------

LIABILITIES

     Accounts Payable                                                            $         15,325        $       12,975
     Accrued Insurance                                                                     13,050                11,075
     Accrued Payroll                                                                       26,913                23,956
     Unearned Revenue                                                                      50,702                46,038
     Other Current Liabilities                                                             45,483                39,843
                                                                                 -----------------       ---------------

       Current Liabilities                                                                151,473               133,887

     Long-Term Accrued Liabilities                                                         63,640                98,474
                                                                                 -----------------       ---------------

       Total Liabilities                                                                  215,113               232,361
                                                                                 -----------------       ---------------

------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

     Common Stock                                                                          45,399                45,134
     Retained Earnings and Other Equity                                                   102,444                54,233
                                                                                 -----------------       ---------------

       Total Stockholders' Equity                                                         147,843                99,367
                                                                                 -----------------       ---------------

                 Total Liabilities and Stockholders' Equity                      $        362,956        $      331,728
                                                                                 =================       ===============

                         ROLLINS, INC. AND SUBSIDIARIES
                        STATEMENTS OF CONSOLIDATED INCOME
                      FOR THE FIRST QUARTER ENDED MARCH 31
                      (In thousands except per share data)

                                                            First Quarter
                                                     ---------------------------
                                                         2004           2003
                                                      (Unaudited)   (Unaudited)
                                                     ------------  -------------

    REVENUES                                         $   158,692   $    155,122
                                                     ------------  -------------

    COSTS AND EXPENSES

            Cost of Services Provided                     85,357         83,926
            Depreciation and Amortization                  4,657          5,156
            Sales, General and Administrative             54,175         54,376
            (Gain)/Loss on Sales of Assets                     1             (2)
            Interest (Income)/Expense                       (150)           (66)
                                                     ------------  -------------

      TOTAL COSTS AND EXPENSES                           144,040        143,390
                                                     ------------  -------------

    INCOME BEFORE INCOME TAXES                            14,652         11,732

    PROVISION FOR INCOME TAXES                             5,934          4,458
                                                     ------------  -------------

    NET INCOME                                       $     8,718   $      7,274
                                                     ============  =============


    EARNINGS PER SHARE - BASIC                       $      0.19   $       0.16
                                                     ============  =============

    EARNINGS PER SHARE - DILUTED                     $      0.19   $       0.16
                                                     ============  =============

    AVERAGE SHARES OUTSTANDING - BASIC                    45,298         44,912

    AVERAGE SHARES OUTSTANDING - DILUTED                  46,643         46,110

                                  ROLLINS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE THREE MONTHS ENDED MARCH 31
                                 (In thousands)
                                   (Unaudited)


                                                                                                2004              2003
                                                                                           ---------------    --------------

Operating Activities
   Net Income                                                                              $        8,718     $       7,274
   Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
     Depreciation and Amortization                                                                  4,657             5,156
     Other Operating Activities                                                                     6,815             5,724
                                                                                           ---------------    --------------
   Net Cash Provided by Operating Activities                                                       20,190            18,154
                                                                                           ---------------    --------------

Investing Activities
   Purchases of Equipment and Property                                                             (1,739)             (961)
   Net Cash Used for Acquisition of Companies                                                        (158)             (385)
   Sale/(Purchase) of Marketable Securities, Net                                                   21,866                 0
                                                                                           ---------------    --------------
   Net Cash Provided by (Used In) Investing Activities                                             19,969            (1,346)
                                                                                           ---------------    --------------

Financing Activities
   Dividends Paid                                                                                  (2,718)           (2,247)
   Common Stock Purchased                                                                               0                 0
   Other                                                                                              907             1,475
                                                                                           ---------------    --------------
   Net Cash Used in Financing Activities                                                           (1,811)             (772)
                                                                                           ---------------    --------------

   Net Increase in Cash and Short-Term Investments                                                 38,348            16,036
   Cash and Short-Term Investments at Beginning of Year                                            59,540            38,315
                                                                                           ---------------    --------------
   Cash and Short-Term Investments at End of Period                                        $       97,888     $      54,351
                                                                                           ===============    ==============

                                 CONFERENCE CALL
                                  Rollins, Inc.
                                   (NYSE: ROL)


                    Management will hold a conference call to discuss
                           first quarter results on:


                          Wednesday, April 28, 2004 at:
                               10:00 a.m. Eastern
                                9:00 a.m. Central
                               8:00 a.m. Mountain
                                7:00 a.m. Pacific

                                 TO PARTICIPATE:
                       Please dial 800-240-2134 domestic;
                           303-262-2193 international
                      at least 5 minutes before start time.

                    REPLAY: through May 5, 2004 at 11:00 p.m.
             Please dial 800-405-2236/303-590-3000, Passcode: 577126
             THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT
                                 www.viavid.net

                                   Questions?:
              Janet Cruz at FRB/Weber Shandwick at 212-445-8453 or
                        email to jcruz@webershandwick.com
                       640 Fifth Avenue     T: 212/445-8000
                       New York, NY 10019   F: 212/445-8001